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                                            BEST WESTERN INTERNATIONAL, INC.
                                                    WORLDWIDE HOTELS

                                                  6201 N. 24th Parkway
                                                    Phoenix, Arizona
                                                     85016-2023,USA

                                                     (602)957-4200

                                        Internet Reservations through Travelweb:
                                             www.bestwestern.com/[ILLEGIBLE]

April 22, 1997

Mr. Carl E. Beck                    EXPRESS
Best Western Kings Quarters
I-95 & Rt 30, P.O. Box 100
Doswell, VA 23047

Re:      Member No: 47039

Dear Mr. Beck:

Thank you for submitting your Membership Application and Agreement. Your property qualifies for an automatic transfer of membership. Therefore, the Best Western membership for the above-referenced property will be transferred on the effective sale date and you will once again be in partnership with over 3500 other lodging professionals. Please be aware that the sale must close within 30 days from the date of this letter and you will need to notify our office accordingly. We are confident that you will find your affiliation both enjoyable and profitable.

As you know, your principal contact at Best Western Headquarters is Ms. Rhonda Fox, District 7 Representative. She is available to answer any questions and may be reached by calling (800) 992-8017.

I am in receipt in your April 16, 1997 letter outlining the corrective action taken to address the customer complaints outlined in our March 12, 1997 letter. Thank you for your cooperation in this matter. As a result, we will continue monitoring the customer service complaint ratio.

Per the enclosed letter dated July 29, 1996, the items on a previous design evaluation have been completed. Also, the property qualified for a five year design evaluation free period which expired on June 7, 1994, therefore, Design Cycle II is now applicable. This evaluation will address all furnishings, fixtures, decor and exterior modifications that require your attention within specified time frames. Attached is a list of furniture, fixtures and equipment items that may be included on this list. A Design Consultant will be calling to schedule a property visit. For your information, enclosed is a copy of the waivers that were previously approved which will be re-evaluated in conjunction with your next design evaluation.

Your property will be reinspected in the near future. A copy of the July 2, 1996 Guest Rooms/Public Areas Condition report is enclosed for your review.

Best Western Kings Quarters
Doswell, VA
Member No: 47039
April 22, 1997
Page 2


As you are aware, you are required to attend the Voting Member Orientation to be held at Best Western Headquarters in Phoenix, Arizona within 90 days of the effective date of sale. The next available orientation is scheduled for May 19-21, 1997. This program will acclimate you to the benefits, services and programs made available through your affiliation with Best Western. This two and one half day program (to commence Monday and conclude Wednesday at noon), will introduce you to key personnel from Marketing to Quality Control, Electronic Marketing to Member Services, as well as give you the opportunity to observe your Board of Directors in session. To register for this orientation, please contact our Education and Training Department by calling (602)780-6304. The transfer fee you paid will cover your registration fee for this program. Any additional people you would like to send will be charged $199.00 per person. You are responsible for travel, meals and lodging expenses incurred.

I understand that you will be making arrangements for your Regional Services Consultant, Mr. Scott Ringham, to visit the property. Please note that this visit may occur within 90 days of the effective date of sale. This visit will provide you an opportunity to obtain assistance and guidance on customer service and other issues as requested.

In addition, your Regional Service Consultant, will also provide updated training on Best Western's organization and assist you and your management staff in utilizing your membership to its fullest advantage. Best Western's benefits, programs, and services, including the reservations system will be covered and can be customized to your needs so that departmental training may be offered for your staff. Additionally, the Regional Service Consultant is available to provide you with on-going operations consulting support, including comprehensive operational analysis, financial statement review, and sales and marketing evaluation. You will be contacted by Mr. Ringham shortly to arrange for an exact date for this on-site training, and to discuss possible consulting support, if desired. Your entrance fee covers the cost of this service.

Please return the enclosed Voter Registration Card within two weeks of the effective date of sale. If you have any questions, please do not hesitate to contact our office.

Sincerely,


/s/ Deborah J. Wesson

DEBORAH J. WESSON, CHA
Managing Director, Member Services

DJW/mac
Enclosures

cc: Best Western Governor(7-12)